Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Eightco Holdings, Inc., of our report dated April 1, 2024, relating to the consolidated financial statements of Eightco Holdings Inc. as of December 31, 2023 and for the year ended December 31, 2023.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

March 13, 2026